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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of HRPT Properties Trust for the registration of common shares and to the incorporation by reference therein of our report dated February 22, 2008 (except for Note 15, as to which the date is October 17, 2008), with respect to the consolidated financial statements and schedules of HRPT Properties Trust and our report dated February 22, 2008, with respect to the effectiveness of internal control over financial reporting of HRPT Properties Trust, included in its Current Report on Form 8-K dated October 21, 2008.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
November 24, 2008

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Consent of Independent Registered Public Accounting Firm